Exhibit 10.30

Certain identified information denoted with [***] has been excluded from the exhibit because such information both (i) is not material and (ii) is the type that the registrant treats as private or confidential.

IP Assignment AGREEMENT

THIS IP Assignment Agreement (this “Agreement”) is made and entered into as of this 22 day of January 2024 (the “Effective Date”), by and among (i) DJIP, LLC (“DJIP”), (ii) Tag-Team Enterprises, Inc. (“Tag Team”), (iii) 7 Bucks Entertainment, Inc. (“7 Bucks” and, together with DJIP and Tag Team, the “DJ Parties”), (iv) World Wrestling Entertainment, LLC (“WWE”), formerly known as World Wrestling Entertainment, Inc., a Delaware corporation, that was formerly known as World Wrestling Federation Entertainment, Inc., a Delaware corporation (“WWFE” and, together with the WWE Parties, the “WWE Parties”) and (v) TKO Group Holdings, Inc. (“TKO” and, together with the WWE Parties, the “TKO Group Parties”).  Each of the DJ Parties and the TKO Group Parties are referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, WWE is engaged in the business of organizing, publicizing, arranging, staging and conducting professional wrestling exhibitions and other events, engagements, appearances, filmings, photography shoots, and other business and charitable events relating to professional wrestling and sports entertainment in the professional wrestling industry throughout the world and representing professional wrestlers in the promotion and exploitation of a professional wrestler’s ring name, likeness, personality and character in connection with its professional wrestling business  (the “Business”);

WHEREAS, Dwayne Johnson previously performed services as a performing artist and professional wrestler (the “Services”) for WWFE pursuant to certain Talent Booking Contracts by and between Dwayne Johnson and WWFE, dated as of April 17, 1996, January 2, 1997, August 30, 1998, and March 29, 2000 (as supplemented and amended, whether orally or in writing the “Booking Contracts”), and that certain Loan Out Agreement, by and between Tag Team and WWFE, dated as of January 1, 2000;

WHEREAS, the Rock IP (as defined below) was used by Dwayne Johnson in connection with the Services and became associated with Dwayne Johnson in the course of his performance of the professional wrestling and sports entertainment services for WWFE;

WHEREAS, pursuant to the terms of the Booking Contracts, the Rock IP is owned by WWE (as successor-in-interest to WWFE), and WWE has the exclusive right to assign, license, sublicense, reproduce, promote, expose, exploit and otherwise use the Rock IP, subject to the payment of certain royalties to Tag Team and 7 Bucks, an Affiliate of Dwayne Johnson; and

WHEREAS, the TKO Group Parties desire to assign to DJIP right, title and interest in and to the Rock IP, and DJIP desires to accept and receive from the TKO Group Parties such assignment.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and received by the Parties, the Parties agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“7 Bucks” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where for such purpose the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the Preamble.

 “Arbitrator” has the meaning set forth in Section 7.6(b).

“Assigned Property” has the meaning set forth in Section 2.1.

“Award” has the meaning set forth in Section 7.6(b).

“Booking Contract” has the meaning set forth in the Recitals.

“Business” has the meaning set forth the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in California are permitted or required to close.

“Claim” means any claim, dispute, action, cause of action, demand, suit, litigation, arbitration, mediation, alternative dispute resolution procedure, prosecution, proceeding, hearing, audit, inquiry, examination or investigation of any nature.

“Claim Notice” has the meaning set forth in Section 7.3.

“Comprehensive Arbitration Rules” has the meaning set forth in Section 7.6(a).

“Contract” means any agreement, arrangement, contract, subcontract, option, warrant, indenture, deed of trust, lease, sublease, license, consensual obligation, binding commitment, concession, franchise, loan, note, bond, mortgage, guarantee, sale or purchase order, undertaking or other legally binding contractual right or obligation (whether written or oral and whether express or implied).

“DJ Indemnitee” has the meaning set forth in Section 7.3.

“DJ Parties” has the meaning set forth in the Preamble.

“DJIP” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Governing Document”  means, with respect to any Person, the certificate or articles of formation, charter, operating agreement, bylaws or other similar organizational or governing instruments of such Person.

“Governmental Entity” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental or military agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, military, police, regulatory, or taxing authority or power of any nature (including any arbitral tribunal).

“Intellectual Property Rights”  means, on a worldwide basis, any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law, equity, contract, license or otherwise, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including, without limitation, any and all (a) trademarks, service marks, logos, trade dress, design rights and any other similar designations and indicia of source, sponsorship, association or origin, together with the goodwill of the business symbolized thereby and associated or connected therewith, and all registrations, applications and renewals for, any of the foregoing (“Trademarks”); (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or governmental authority and web addresses (“Domain Names”); (c) accounts with Twitter, Facebook, Instagram, YouTube, TikTok,  Snapchat and other social media platforms, and URLs, and all account and password information needed to access or control such assets; and (d) all causes of action, including, but not limited, to claims for infringement, misappropriation, dilution, unfair competition or other violations (whether past, present or future) arising from or related to any of the foregoing, including, without limitation, the sole, exclusive and independent right to enforce any and all such causes of action and the right to settle suits and collect damages and proceeds therefrom.

“IP Assignment” means the Intellectual Property Assignment Agreement attached hereto as Exhibit A.

“Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Liabilities” or “Liability” means any and all direct or indirect liabilities, obligations, costs, expenses, Claims, losses, damages, taxes, deficiencies or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, liquidated or unliquidated, choate or inchoate, subordinated or unsubordinated, matured or unmatured, secured or unsecured or determined or determinable, including those arising under any Law or order, under any Contract, or otherwise.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, claim, option, right of first/last refusal, right of first/last offer, license (whether exclusive or non-

exclusive), attachment, easement, covenant or other right, restriction or encumbrance of any kind, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

“Losses” has the meaning set forth in Section 7.3.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, or any Governmental Entity.

“Rock IP” means any and all Intellectual Property Rights throughout the world at any time owned by the TKO Group Parties, or any of their respective Affiliates, whether registered or unregistered, relating to (a) the following ring names and taglines: “The Rock”, “Rocky Maivia”, “Team Corporate”, “Rock Nation”, “The Nation”, “Roody Poo”, “Candy Ass”, “Jabroni”, “If you smell what The Rock is cooking”, “The Samoan Sensation”, “The Blue Chipper”, “The Brahma Bull”, “The People’s Champion”, “The Great One”, “Know Your Role and Shut Your Mouth”, “Team Bring It”, “The Rock Just Bring It”, “The People’s Elbow”, “Rock Bottom”, “Finally, The Rock has come back to ...”, “It doesn’t matter what…”, “Blue Hell”, “The millions… (and millions)”, “Rockpocalypse”, “Project Rock” and “The most electrifying man in sports and entertainment”, (b) the logos and all other Intellectual Property Rights set forth on Schedule A,   (c) all other service marks and trademarks relating to the items in clause (a) and (b) and (c) all other nicknames, caricatures, voice, signature, gestures, routines, costumes or parts of costumes, accessories, crowns, relating to the items in clause (a) , (b) or (c).

For the avoidance of doubt, the “Rock IP” does not include any photographic, audio and/or audiovisual footage of Dwayne Johnson embodied in the copyrighted works of WWE, nor does the “Rock IP” include any photographs, audio and/or audiovisual footage of Dwayne Johnson created by WWE in connection Dwayne Johnson’s services under the terms of the Services Agreement.

“Rock Registered IP” has the meaning set forth in Section 4.5.

“Services” has the meaning set forth in the Recitals.

“Services Agreement” means that certain Independent Contractor Services and Merchandising Agreement, by and between 7 Bucks (f/s/o Dwayne Johnson) and WWE, dated as of the date hereof, as may be amended, supplemented, or modified from time to time.

“Subsidiary” means a Person in which either TKO or WWE, as applicable, directly or indirectly own (i) an amount of voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of the members of the board of directors or other governing body of such Person, or (ii) if there are no such voting interests, more than fifty percent (50%) of the equity interests (on a fully diluted basis) of such Person.

“Tag Team” has the meaning set forth in the Preamble.

“TKO” has the meaning set forth in the Preamble.

“TKO Group Parties” has the meaning set forth in the Preamble.

“WWE” has the meaning set forth in the Preamble.

“WWFE” has the meaning set forth in the Preamble.

ARTICLE 2
INTELLECTUAL PROPERTY ASSIGNMENT

Section 2.1Assignment.  WWE, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally assigns, conveys, sells and transfers and agrees to assign, convey, sell, grant and transfer to DJIP, its successors and assigns all right, title and interest of every kind and character throughout the world in and to the Rock IP and all rights (now or hereafter known or devised) under any and all Intellectual Property Rights therein and thereto (collectively, the “Assigned Property”).  In furtherance of the foregoing, WWE agrees to execute, and DJIP agrees to file, the IP Assignment with the United States Patent and Trademark Office and any and all other necessary Governmental Entities at DJIP’s sole cost and expense.  Upon DJIP’s request, WWE will (and will cause its Affiliates to) promptly take such other actions, including, without limitation, the prompt execution and delivery of documents in recordable form, as may be reasonably necessary to vest, secure, perfect, protect or enforce the rights and interests of DJIP in and to the Assigned Property in each case, at the sole cost and expense of DJIP.

Section 2.2Later Acquired or Enlarged Rights.  In the event that any of the TKO Group Parties or any of their respective Affiliates hereafter acquires, by agreement, operation of law or otherwise, ownership or other additional or greater interest in the Assigned Property than that assigned hereunder, such later-acquired rights will automatically be subject to this Agreement such that such rights are assigned to DJIP hereunder as if the TKO Group Parties had possessed them on the Effective Date.

Section 2.3Excluded Liabilities.    Notwithstanding anything to the contrary in this Agreement, DJIP does not assume pursuant to this Agreement or otherwise any Liability arising out of, resulting from or relating to any Claim or obligation, regardless of when made, asserted, or instituted, arising out of or relating to the TKO Group Parties’ ownership, use or management of any Assigned Property prior to the Effective Date (the “Excluded Liabilities”), and all such Excluded Liabilities shall remain with and be borne by the TKO Group Parties.

ARTICLE 3
acknowledgment of consideration

The Parties hereby acknowledge and agree that each Party will receive substantial economic and non-economic benefits in connection with this Agreement and the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE TKO GROUP PARTIES

The TKO Group Parties represent and warrant to the DJ Parties, as of the date hereof,  that:

Section 4.1Organization.  Each of the TKO Group Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2Authorization.  Each TKO Group Party has the requisite power and authority to execute and deliver this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such TKO Group Party, and no other actions on the part of such TKO Group Party are or will be necessary.  This Agreement has been duly executed and delivered by such TKO Group Party and constitute a valid, legal and binding agreement of such TKO Group Party, enforceable against such TKO Group Party in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

Section 4.3Title to Assigned Property.  The TKO Group Parties have good and valid title to, or the valid and enforceable power and full right to use and transfer to DJIP, the Assigned Property, free and clear of all Liens.  This Agreement shall vest in DJIP good and valid title to the Assigned Property, free and clear of all Liens.  The Assigned Property constitutes all of the assets, properties, rights, interests and entitlements that are owned by or licensed by the TKO Group Parties and their respective Affiliates in connection with any Rock IP.  None of the Assigned Property is jointly owned by any TKO Group Party with any other Person.

Section 4.4Consents and Approvals; No Violations.  No notices to, filings with, or authorizations, consents or approvals of any Person are necessary for the execution, delivery or performance by each of the TKO Group Parties of this Agreement or the consummation by such TKO Group Party of the transactions contemplated hereby.  Neither the execution, delivery or performance by the TKO Group Parties of this Agreement nor the consummation by the TKO Group Parties of the transactions contemplated hereby: (a) conflict with or result in any breach of any provision of such TKO Group Party’s Governing Documents; (b) violate any Law or order applicable to such TKO Group Party or the Assigned Property; or (c) result in the creation of any Lien upon the Assigned Property.

Section 4.5Rock IP Ownership.  Schedule A contains a true, correct and complete list of: (a) all U.S. and foreign issued patents, patent applications, trademark and service mark registrations, applications for trademark or service mark registrations (or intent to use applications), and registered Domain Names that are owned by or in the name any of the TKO Group Parties or their Affiliates and are related to the Rock IP (collectively, the “Rock Registered IP”), including: (i) for each item that is not a Domain Name, the applicable jurisdiction, recorded owner, application or registration date, application or registration number and status; and (ii) for each item that is a Domain Name, the applicable Domain Name registrar and registrant of record;

and (b) all material unregistered Trademarks and Social Media that are owned by or in the name of any TKO Group Party or any Affiliate of a TKO Group Party and are related to the Rock IP.  Each such issuance, registration and application remains valid and binding and has not expired or been terminated, cancelled or abandoned, and all filing, renewal and maintenance fees in respect thereof that are or were due on or before the Effective Date have been paid as of the Effective Date. The Rock Registered IP has been duly registered in, filed in or issued by the United States Patent and Trademark Office,  a duly accredited and appropriate Domain Name registrar or the appropriate government offices of other jurisdictions (foreign and domestic).

Section 4.6Contracts.  Except as set forth on Schedule B, none of the TKO Group Parties nor any of their respective Affiliates is party to any Contract relating to the Assigned Property, including any such Contract (a) whereby any TKO Group Party grants to any other Person any license to, or any other rights to or interest in the Assigned Property or (b) that restricts or prohibits any TKO Group Party from freely exploiting any of the Assigned Property anywhere in the world.  An accurate, current and complete copy of each Contract set forth on Schedule B has been provided to the DJ Parties prior to the Effective Date.    For the avoidance of doubt, any Rock IP embodied in WWE programing is subject to licenses in and to such WWE programming by WWE (the “WWE Programming Licenses”) to third parties and this Agreement will not impact the rights granted by WWE in such WWE Programming Licenses; provided, that WWE represents and warrants that no WWE Programming License contains any Lien or other restriction on the Assigned Property or DJIP’s right to freely exploit such Assigned Property following the execution of this Agreement.

Section 4.7Disclaimer of Liabilities; Claims.    The Rock IP is being assigned “as is” with all faults and without warranty of any kind, other than the warranties set forth in this Article 4.  No TKO Group Party (nor any Affiliate of any TKO Group Party) has received any written notice alleging any such infringement, misappropriation, dilution or other violation.  No TKO Group Party is, and no TKO Group Party has been, a party to any Claim (and to the knowledge of the TKO Group Parties, no such Claim has been threatened) that challenges the validity, enforceability, ownership, or right to use, sell, license or exploit any of the Rock IP.  To the knowledge of the TKO Group Parties, no Rock IP is subject to any Claim which could reasonably be expected to (a) restrict in any manner the use, transfer or license by any of the TKO Group Parties of any Rock IP; or (b) affect the validity, use or enforceability of any Rock IP.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE DJ PARTIES

The DJ Parties represent and warrant to the TKO Group Parties as of the date hereof that:

Section 5.1Organization.  Each of the DJ Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2Authorization.   Such DJ Party has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such DJ Party, and no other actions on the part of such DJ Party are or will be necessary.  This Agreement has been duly executed and delivered by such DJ Party and constitutes a valid, legal and binding agreement of such DJ Party, enforceable against DJ Party in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

Section 5.3Consents and Approvals; No Violations.  No notices to, filings with, or authorizations, consents or approvals of any Person are necessary for the execution, delivery or performance by such DJ Party of this Agreement by such DJ Party  or the transactions contemplated hereby.  Neither the execution, delivery or performance by such DJ Party of this Agreement nor the consummation by such DJ Party of the transactions contemplated hereby will: (a) conflict with or result in any breach of any provision of such DJ Party’s Governing Documents or (b) violate any Law or order applicable to such DJ Party.

ARTICLE 6
ADDITIONAL AGREEMENTS

Section 6.1Further Assurances; Power of Attorney.

(a) Each of the TKO Group Parties agrees to (and will cause their respective Affiliates to) (i) furnish upon request to DJIP such further information, (ii) execute and deliver to DJIP such other documents, and (iii) do such other acts and things, all as DJIP may request from time to time in writing for the purpose of carrying out the intent of this Agreement and the IP Assignment, including assisting DJIP with updating the chain of title records for the respective Patent and Trademark Offices and domain name registrars in order to evidence a clean and direct chain of title to DJIP, provided that any reasonable out of pocket costs incurred by the TKO Group Parties in relation to the taking of any such actions shall be reimbursed by DJIP.  Further, WWE will assign the PROJECT ROCK U.S. application no. 87671569 to DJIP once an amendment to allege use or statement of use has been filed and accepted by the United States Patent and Trademark Office.  Each TKO Group Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably constitutes and appoints DJIP as such TKO Group Party’s true and lawful attorney-in-fact to take any actions and execute any documents on behalf of such TKO Group Party contemplated by this Section 6.1, which appointment the TKO Group Parties acknowledge is irrevocable and coupled with an interest.  Each TKO Group Party hereby ratifies and confirms, on its own behalf and on behalf of its Affiliates, all that DJIP shall do or cause to be done by virtue of this Section 6.1 and the rights and powers herein granted.  To the extent that any Party discovers that any asset that was intended to be Assigned Property pursuant to this Agreement was not transferred upon the Effective Date, each Party shall, or shall cause their respective Affiliates to assign and transfer to the applicable Party as promptly as practicable all right, title and interest in such asset as contemplated by the terms of this Agreement.

(b) The TKO Group Parties (i) do not intend to and (ii) shall not (and shall cause their respective Affiliates not to), take any action inconsistent with DJIP’s (or its successor’s or assignee’s) ownership of the Assigned Property.

Section 6.2Delivery of Records; Access to Information; Record Retention.

(a) Upon written request for documentation and/or files, the TKO Group Parties shall, or shall cause their respective representatives to, deliver to DJIP or its representatives copies of all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information, whether or not in electronic form, relating to the Assigned Property.

(b) The TKO Group Parties shall afford to DJIP and DJIP’s Affiliates, accountants, counsel and other representatives access and duplicating rights to information concerning the Assigned Property within the possession or control of the TKO Group Parties or their respective Affiliates and representatives, insofar as the TKO Group Parties cannot deliver such information to DJIP and such access is requested by DJIP, including for financial reporting, accounting matters, preparing financial statements, prosecuting, defending or settling any Claim (including all audits), or preparation, or performing this Agreement and the transactions contemplated hereby.

(c) The TKO Group Parties shall (and shall cause each of their respective Affiliates and representatives to) preserve all information in its and their possession or under their control pertaining to the Assigned Property for at least six (6) years following the Effective Date pursuant to their respective current document retention policies.

Section 6.3Confidentiality; Public Disclosures.  Each Party shall keep confidential, and cause its Affiliates and representatives to keep confidential, all non-public, confidential, proprietary or competitively sensitive information relating to the Assigned Property, except (a) as expressly permitted with the other Party’s written consent, (b) disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (c) for information that becomes available to such Party or its Affiliates or representatives on a non-confidential basis, provided, that no such source has provided such information in violation of an obligation of confidentiality owed to the other Party or its Affiliates, (d) as required by Law or administrative process, (e) to the extent disclosure of such information is reasonably necessary to defend or prosecute a Claim or (f) for information that is available to the public on the Effective Date or thereafter becomes available to the public other than as a result of a breach of this  Section 6.3.  If either Party or any of its representatives or Affiliates (including, with respect to WWE, its Affiliates, which for the avoidance of doubt includes TKO and Endeavor Group Holdings, Inc.) is requested or required by Law, order or regulation (including rules and regulations of the SEC or any applicable securities exchange) to disclose any confidential, non-public, proprietary or competitively sensitive information relating to the Assigned Property, that Party shall (or shall cause such other Persons to), to the extent permitted by Law, promptly provide the other Party with written notice of any such request or requirement so that such Party may seek a protective order or other appropriate remedy.  Each Party and their representatives and Affiliates shall cooperate with the other Party in resisting or limiting, as appropriate, the disclosure of such information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto (if possible) until the other Party has had a reasonable opportunity to resist or limit such disclosure, unless they are ordered otherwise pursuant to an order of a court of competent jurisdiction.  Except as otherwise agreed by the Parties, and except as required by applicable Law, Governmental Entity or the rules and regulations of any applicable stock exchange, in which event the Parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or any of its Affiliates or representatives without the prior written consent of the other Parties.

Section 6.4Right of First Negotiation.    If, during the ten (10) year period following the expiration or earlier termination of the Term (as defined in the Services Agreement), DJIP desires to make an outright assignment (excluding, for the avoidance of doubt, hypothecations or the granting of Liens and/or the granting of one or more licenses) for (i) the “ROCK” Trademark; or (ii) all or substantially all of the Rock IP and the Intellectual Property Rights associated therewith (the “ROFN IP”) to a third party that is not an Affiliate of the DJ Parties or their respective Affiliates, so long as WWE is still actively engaged in the Business and is not then nor has it or its Affiliates ever been in material uncured breach of this Agreement or the Services Agreement,  DJIP shall first deliver a written notice to WWE setting forth a description of the ROFN IP.  Thereafter, WWE and DJIP shall, for a period of [***] days following the delivery of such notice (the “Negotiation Period”), negotiate in good faith regarding the possible acquisition of the ROFN IP by WWE on terms and conditions acceptable to both parties in their sole discretion.  If WWE and DJIP are not able to reach an agreement for any reason on terms and conditions pursuant to which DJIP would be willing to assign the ROFN IP to WWE within the Negotiation Period, or if WWE indicates in writing during the Negotiation Period that it does not wish to exercise its negotiation rights under this Section 6.4 with respect to the ROFN IP, DJIP shall then be free to negotiate with and assign the ROFN IP to any third party assignee without any further obligation to WWE.

ARTICLE 7
MISCELLANEOUS

Section 7.1Entire Agreement.    This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the Booking Contracts; provided, that the surviving obligations under the Booking Contracts of WWE and its Affiliates, including the obligation to pay royalties to any of the DJ Parties and any of their respective Affiliates with respect to the specific products manufactured, marketed and distributed by or on behalf of the TKO Group Parties as of the date hereof and their respective Affiliates in connection with the Business are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

Section 7.2Assignment; Successors and Assigns.  The TKO Group Parties shall not assign this Agreement, or any rights or obligations thereunder (whether by operation of law, merger, consolidation or otherwise), without the prior written consent of DJIP, which may be withheld in DJIP’s sole discretion, provided that notwithstanding the foregoing, the TKO Group Parties shall have the right to assign this Agreement to their respective Subsidiaries and/or in connection with a bona fide corporate restructuring of the TKO Group Parties so long as (a) any such assignee of a TKO Group Party expressly assumes the obligations of such TKO Group Party under this Agreement in writing; provided, however, that no such assignment shall release the TKO Group Parties from their obligations under this Agreement.    Subject to Section 6.4, the DJ Parties shall be entitled to assign or transfer this Agreement, in whole or in part, to any Person; provided, however, that for a period of [***] commencing as of the Effective Date, [***].  This

Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 7.3Indemnification.  The TKO Group Parties shall indemnify and hold harmless the DJ Parties and their respective officers, directors, managers, employees, equity holders, Affiliates, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “DJ Indemnitee”) from (without duplication) any damages, losses, Liabilities, diminution in value, claims of any kind, demands, settlements, judgments, awards, obligations, fines, penalties, costs, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) suffered or incurred by any of them, caused by, arising out of or relating to, a third party that is not a DJ Indemnitee (a “Third-Party Claim”), that arise out of, relate to or result from: (a) any actual or alleged breach of, or inaccuracy in, any representation or warranty contained in Article 4 or (b) any Excluded Liability.  Any DJ Indemnitee seeking indemnification shall give the TKO Group Parties prompt written notice of any claim for indemnity (a “Claim Notice”);  provided,  however, that failure to give such prompt notice shall not relieve the TKO Group Parties of its obligation to provide indemnification hereunder, except if and to the extent that the TKO Group Parties are actually and materially prejudiced thereby.  Once the TKO Group Parties confirm in writing to the DJ Indemnitee that it is prepared to assume their indemnification obligations hereunder without reservation of any kind, the TKO Group Parties shall have the right to control the defense of the claim, at their own cost and expense with counsel (identity and terms of engagement) reasonably approved by the DJ Indemnitee; provided, however, that the DJ Indemnitee shall have the right to be represented by its own counsel at its own cost and expense in such matters. Notwithstanding the foregoing the TKO Group Parties shall not settle or dispose of any such matter without the prior written consent of the DJ Indemnitee, which consent the DJ Indemnitee may withhold in its sole discretion.  If the TKO Group Parties have not assumed their indemnification obligations within ten  (10)  Business Days of receiving the Claim  Notice, then the DJ Indemnitee may defend against such matter and control the defense of such Third-Party Claim at the sole cost and expense of the TKO Group Parties; provided, however, that the DJ Indemnitee shall not settle or dispose of any such matter in any manner which would require the TKO Group Parties to make any admission or to take any action without the prior written consent of the TKO Group Parties, which shall not be unreasonably withheld, delayed or conditioned.  The Parties shall cooperate in the defense of any Third-Party Claim in respect of which indemnity may be sought hereunder, such cooperating to include furnishing records, information and testimony, attending such conferences and proceedings, in each case, as may be reasonably requested in connection therewith.    Neither the TKO Group Parties, nor any of their Affiliates, employees or agents (as applicable) shall have any right of contribution, right of indemnity or other right or remedy against the DJ Parties or any other Person who owns or controls the Assigned Property after the Effective Date in connection with any indemnification obligation or any other Liability to which it may become subject under or in connection with this Agreement, it being understood and agreed that the representations, warranties, covenants and agreements of the TKO Group Parties are solely for the benefit of the DJ Parties and the DJ Indemnitees.    The indemnification obligations of the TKO Group Parties pursuant to this Section 7.3 are in addition to, and not in derogation of, any statutory, equitable, common law, equitable or other remedy of the DJ Parties at law, in equity, or otherwise with respect to Losses resulting from, arising out of, or caused by the breach of this Agreement by the TKO Group Parties.

Section 7.4Notices.  Any notice or other communication under this Agreement must be given in writing and be (a) delivered in person, (b) transmitted by email, or (c) sent by overnight of second day courier, postage prepaid, as follows:

If to the DJ Parties:

DJIP, LLC

9100 Wilshire Blvd., #1000W

Beverly Hills, CA 90212

Attention: Howard Altman

Email:

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Matthew C. Thompson; Emily Zipperstein

Email:

If to WWE or TKO:

World Wrestling Entertainment, LLC

707 Washington Blvd.

Stamford, CT 06901

Attention: EVP, Chief Legal Officer

Email:

with a copy (which shall not constitute notice) to:

1271 Avenue of the Americas

New York, NY 10020

Attn:  Justin G. Hamill and Michael V. Anastasio

Email:

or to such other address or to such other person as the applicable Party shall have last designated by such notice to the other Parties.  Each such notice or other communication shall be effective (i) if given by email, when transmitted to the applicable email address or, if transmitted after 5:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day; provided in either case that no automatic response notice is received to the effect that such transmission failed, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date five (5) days after such communication is deposited in the mail with first class or airmail, as appropriate, postage prepaid, addressed as aforesaid (iii) one (1) Business Day after being deposited with an overnight courier service (costs prepaid) specifying next Business Day delivery, with written verification of receipt or (iv) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt (or when delivery is refused).

Section 7.5Governing Law. This Agreement and the legal relations between and among the Parties with respect thereto shall be governed by and construed in accordance with the Laws of the State of California without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of California to be applied.

Section 7.6Dispute Resolution.  Any dispute among the Parties arising out of or relating to this Agreement (including the arbitrability of any such dispute) will be resolved in accordance with the procedures specified in this Section 7.6, which shall be the sole and exclusive procedures for the resolution of any such disputes.

(a) Any controversy, dispute or claim between or involving the Parties or arising out of or relating to this Agreement (“Dispute”) will be settled by a confidential, final and binding arbitration in accordance with JAMS in Los Angeles, California and administered by the Los Angeles, California office of JAMS in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (the “Comprehensive Arbitration Rules”) in effect at the time the arbitration is commenced.  The Parties further agree that any controversy, dispute or claim about the enforceability of this Section 7.6 or whether a Dispute is subject to this Section 7.6,  shall be resolved by arbitration.  The obligation to arbitrate survives this Agreement.

(b) The Parties desire and agree that any arbitration proceedings shall be conducted before one arbitrator to be selected pursuant to the Comprehensive Arbitration Rules (the “Arbitrator”) as expeditiously as possible and acknowledge that expeditious arbitration is in the interest of the Parties.  The Parties agree that the arbitration must be concluded, including the rendering of any award by the Arbitrator (the “Award”), not more than ninety (90) days following selection of the Arbitrator.  The Parties further agree that the Arbitrator shall have the authority to impose any interim deadlines, including shortening any deadlines provided in the Comprehensive Arbitration Rules, to ensure that this ninety (90) day deadline is met.  The Arbitrator must agree to the foregoing ninety (90) day deadline before accepting appointment.  Failure to meet the ninety (90) day deadline, however, will not render the Award invalid, unenforceable or subject to being vacated.  However, the Parties may mutually agree to modify the ninety (90) day deadline and, if they do so, the Arbitrator shall accommodate such Parties’ mutual agreement.  The Arbitrator shall have no power to alter or disregard any express language in this Agreement and may not reform this Agreement under equitable or other principles.  The Parties will be responsible for their own legal fees, costs and expenses incurred during or in connection with the arbitration; provided, however, that the Arbitrator shall award the prevailing party in such arbitration its reasonable outside attorneys’ fees, costs and necessary disbursements.  The prevailing party shall also be entitled to recover its reasonable attorneys’ fees and costs in connection with any court proceeding instituted to enforce any arbitration Award.

(c) The Parties hereto shall maintain the confidential nature of the arbitration proceeding and the arbitration award, except as may be necessary in connection with a court application for a provisional or preliminary remedy, a court action to challenge or enforce the Award, or as otherwise required by Law or judicial decision.  The Parties further agree that the

Arbitrator shall render the Award in writing and explain the decision which, to the extent possible, shall not include confidential information.

(d) If either Party fails or refuses to pay its share of any fees due to or advances or deposits requested by either JAMS or the Arbitrator, then the Arbitrator shall enter a default award against such party refusing to or failing to pay its share of fees or advances.  The Arbitrator shall determine the damages and other relief awarded in the default award based on written declarations and written evidence submitted by the Party that is not default.  If any provision of this arbitration clause is rendered inoperative, unenforceable, or illegal by operation of law or otherwise, then all other provisions in this arbitration clause contained herein shall remain in full force and effect, and in such cases the principle of severability shall govern.

(e) The Parties waive to the fullest extent permitted by law any rights to appeal or to review of the Award by any court or tribunal.
(f) For the avoidance of doubt, in the event of a conflict between this Section 7.6 and the Comprehensive Arbitration Rules, this Section 7.6 controls.

Section 7.7Equitable Relief.

(a) Notwithstanding Section 7.6, in the event of a breach or threatened breach by the TKO Group Parties or the DJ Parties of a provision of this Agreement, the TKO Group Parties and the DJ Parties hereby consent and agree (on their own behalf and on behalf of their respective Affiliates) that the other non-breaching Party may seek and obtain, in addition to other available remedies, injunctive or other equitable relief from the Arbitrator or, at the respective Parties’ election, any court of competent jurisdiction without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without necessity of posting any bond or other security.  The Parties understand that any breach or threatened breach of this Agreement will cause irreparable injury to the non-breaching Party and that money damages will not provide an adequate remedy therefor, and hereby consent to the issuance of an injunction or other equitable relief.

Section 7.8Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 7.9Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby.

Section 7.10Construction; Interpretation.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  Any agreement referred to herein shall include reference to all exhibits, schedules and other documents attached thereto.  The words “include,” “including” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The term “ordinary course of business” shall be deemed to mean “the ordinary course of business consistent with past customs and practices”.  The term “or” shall be deemed to mean “and/or”.  Each Party acknowledges that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  Each provision contained in this Agreement will have independent significance regardless of whether a separate provision addresses the same subject matter with more or less specificity.

Section 7.11Severability.  If any provision of this Agreements, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

Section 7.12Amendment.  This Agreement shall not be amended, changed or modified, in whole or in part, except by supplemental agreement signed by the TKO Group Parties, on the one hand, and DJIP (on behalf of the DJ Parties), on the other hand.  Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the Party making the waiver.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 7.13No Third Party Beneficiaries.  This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the Parties and, with respect to the provisions of Section 7.3, each DJ Indemnitee.

Section 7.14Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement or any amendment hereto or thereto and of signature pages by electronic mail transmission in PDF (or similar format) shall constitute effective execution and delivery of such instrument as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the Parties transmitted by e-mail transmission in PDF (or similar format) shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

DJIP:

DJIP, LLC

By:/s/ Dwayne Johnson

Name: Dwayne Johnson

Title:  Manager

TAG TEAM:

Tag-Team Enterprises, Inc.

By:/s/ Dwayne Johnson

Name: Dwayne Johnson

Title:  Director

7 BUCKS:

7 Bucks Entertainment, Inc.

By:/s/ Dwayne Johnson

Name: Dwayne Johnson

Title:  Director

[Signature Page to IP Assignment Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

WWE:

World Wrestling Entertainment, LLC

By:/s/ Nick Khan

Name: Nick Khan

Title:  President

TKO:

TKO Group Holdings, Inc.

By:/s/ Andrew Schleimer

Name: Andrew Schleimer

Title:  CFO

[Signature Page to IP Assignment Agreement]

EXHIBIT A

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT